FIRST MARINER BANCORP RAISES $10.9 MILLION IN STOCK OFFERING
 Company successfully completes offering and will weigh additional opportunities to increase capital levels

Baltimore, MD, (April 13, 2010) First Mariner Bancorp (NASDAQ: FMAR), parent company of 1st Mariner Bank, announced today that it has completed the sale of $10.9 million, or 9,503,736 shares. The capital was raised through the sale of common stock to participants in its previously announced rights offering (“Rights Offering”) and to purchasers in its public offering (“Public Offering”) of common stock.  The Company was required to raise at least $10.0 million in aggregate proceeds before completing the Rights Offering and the Public Offering.  The Company sold 3,410,082 shares of common stock, totaling approximately $3.9 million in connection with the Rights Offering, and 6,093,654 shares of common stock, totaling approximately $7.0 million in connection with the Public Offering.  The Public Offering was sold by the Company’s officers and directors on a best efforts basis and focused primarily on local investors.  The purchase price for all shares purchased was $1.15 per share.

Edwin F. Hale, Sr., Chairman and CEO, commented “We believe that the capital raised in this offering, when combined with the extinguishment of $20.0 million of trust preferred securities, significantly advances our efforts to recapitalize First Mariner and 1st Mariner Bank. We are particularly pleased with the offering’s results, considering the market conditions. The success of this offering gives us positive momentum and puts us in a better position to meet the capital levels required on June 30 in accordance with our regulatory commitments.”

Hale continued, “We were pleased to see strong support from local investors, existing shareholders, customers, vendors and local constituents, reaffirming our belief in the community bank mission.”

Recently, the Company completed the exchange of $20.0 million of outstanding trust preferred debt securities for common stock valued at $2.0 million and a warrant to acquire common stock (the “Exchange”). The Exchange was completed with the Company’s Chairman of the Board and Chief Executive Officer, Edwin F. Hale, Sr., after having been approved by stockholders at the Company’s March 19, 2010 special meeting. Mr. Hale had purchased the trust preferred debt securities from an independent third party for $2.0 million.  In the Exchange, First Mariner issued a total of 1,626,016 shares of common stock, which was determined by dividing $2.0 million by $1.23, the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction. The Company also issued a warrant to purchase 325,203 shares of common stock.  In accordance with the terms of the Exchange, because the Company sold stock in the Rights Offering and the Public Offering at $1.15 per share, Mr. Hale will receive 113,114 additional shares of common stock to adjust his purchase price to $1.15.  The Exchange increased the Company’s consolidated capital by approximately $13 million.

About First Mariner Bancorp

First Mariner Bancorp is the parent company of 1st Mariner Bank, which operates 23 community oriented branches throughout central Maryland, as well as portions of the eastern shore.  1st Mariner Bank also has one branch in Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, engages in mortgage-banking activities, providing mortgage loans and associated products to customers and selling most of those mortgage loans into the secondary market. First Mariner Mortgage currently operates offices in Maryland, Virginia, Delaware and North Carolina.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives, including those with respect to First Mariner Bancorp’s and 1st Mariner Bank’s capital levels.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of other risks and uncertainties, see the section of the periodic reports that First Mariner Bancorp files with the Securities and Exchange Commission entitled "Risk Factors."